Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CHANGES TO THE BOARD OF DIRECTORS
September 24, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX:CNR) today announced that Jeffrey Wilkins has been appointed to the position of Executive Director on the Board of CanArgo Energy Corporation with immediate effect in addition to his current duties as Chief Financial Officer.
Mr. Jeffrey Wilkins has served as the Company’s CFO since August 2006 prior to which he acted as the Company’s Financial Controller from April 2001. Before joining CanArgo, he held various European finance positions for Fisher-Rosemount, part of Emerson Electric Company between 1995 and 1999 and from 1999 to 2000 he was European Financial Accountant for The Dialog Corporation, a business of the Thompson Corporation. Mr. Wilkins is 44 years old and a Chartered Management Accountant with a degree in Economics and Politics from the University of Bath.
The Company also announced that Nils Trulsvik, Non—Executive Director, is stepping down from the CanArgo Board with immediate effect due to potential conflict of interest in respect of other oil and gas companies in which he is involved.
Dr. David Robson, Non-Executive Chairman of CanArgo’s Board said “I am pleased to announce the appointment of Jeffrey to the Board of CanArgo. His track record with the Company and his extensive finance experience will serve to strengthen the executive team at this very important time for the Company as it prepares to complete the testing of the Manavi 12 well and build for the future. Also, I would like to thank Nils Trulsvik for his very significant contribution to CanArgo over the years and I wish him all the best in the future.”
CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206